UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 10, 2014

BG STAFFING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36704	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5000 Legacy Drive, Suite 350
Plano, Texas 75024
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2014, BG Staffing, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with various investors (collectively the “Investors”) pursuant to which the Company issued and sold on that date 774,720 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to the Investors in a private placement for an aggregate purchase price of approximately $7,553,520 in cash. The purchase price for the Shares under the Purchase Agreement was $9.75 per Share. The Shares constituted approximately 13.8% of the total of issued and outstanding shares of Common Stock immediately before the execution of the Purchase Agreement and the closing of the purchase and sale of the Shares thereunder. In connection with the Purchase Agreement, the Company paid to Taglich Brothers, Inc. ("Taglich Brothers"), the placement agent, commissions of $604,282 . Additionally, on the same date, the Company agreed to issue to Taglich Brothers, or its designees, a warrant (the “Warrant”) to purchase 77,472 shares of Common Stock. The Warrant is exercisable at any time commencing on the sixth month anniversary of the issuance date in whole or in part, at an initial exercise price per share of $9.75, and may be exercised in a cashless exercise. The exercise price and number of shares of Common Stock issuable under the Warrants are subject to adjustments for stock dividends, splits, combinations and similar events. The Warrant expires on the fifth anniversary of the date of issuance. The holder of the Warrant is entitled to the same registration rights provided to the Investors as described below. Taglich Brothers is entitled to receive additional warrants to purchase Common Stock with identical terms equal to 10% of the amount of shares of Common Stock sold in related future private placements. The proceeds are anticipated to be used to pay indebtedness under our revolving credit facility.
The issuance and sale of the Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption afforded by Rule 506(b) of Regulation D. The Investors represented to the Company that each individually is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and was acquiring the shares for investment purposes.
Under the Purchase Agreement, the Company agreed to (1) file a registration statement (the “Registration Statement”) registering the resale of the Shares by the Investors on a continuous basis pursuant to Rule 415 under the Securities Act within 60 days following the closing of the purchase of the Shares, and (2) use its commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable following the closing of the sale of Shares to the Investors. The Investors also have certain "piggyback" rights to include their shares in future registration statements.
The Company agreed to use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (1) the date that all Shares have been sold or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and (2), one year after the registration statement is declared effective.
Under the Purchase Agreement, the Company agreed to pay all fees and expenses incident to the registration of the Shares for resale, including (without limitation) all registration and filing fees and fees and expenses of the Company’s accountants and legal counsel. The Investors will be responsible for paying, among other items, any underwriting discounts, selling commissions and transfer taxes, incurred by them in connection with its sale of their Shares. Also, the Company agreed to indemnify the Investors against certain losses, claims, damages, and liabilities relating to the registration.
The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Company’s filing of the Purchase Agreement is only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business or operations. Investors in the Common Stock should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts or condition of the Company. The Purchase Agreement should not be read alone, but should be read in relation with the other information regarding the Company and its business and operations that is or will be contained in, or incorporated by reference into, the documents that the Company files with or furnishes to the SEC.

Item 3.02	Unregistered Sales of Equity Securities

The information under Item 1.01 of this Current Report is incorporated in this Item 3.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Form of Warrant issued to Taglich Brothers, Inc.
10.1	Securities Purchase Agreement dated as of December 10, 2014, between BG Staffing, Inc. and Investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG STAFFING, INC.

Date: December 11, 2014		/s/ Michael A. Rutledge
	Name: Title:	Michael A. Rutledge Chief Financial Officer and Secretary (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Warrant issued to Taglich Brothers, Inc.
10.1	Securities Purchase Agreement dated as of December 10, 2014, between BG Staffing, Inc. and Investors